Exhibit 99.1

General Cable Announces the Planned Retirement of Robert J. Siverd, General Counsel;
Company Commences Search for Successor

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 18, 2014--General Cable Corporation (NYSE: BGC) announced today that Robert J. Siverd plans to retire from his role as Executive Vice President, General Counsel and Secretary of the Company upon the successful completion of an executive search.

John E. Welsh, III, Non-executive Chairman, said, “On behalf of the Board of Directors and the General Cable management team, I want to thank Bob for his many years of service to the Company. Bob has played an integral role in the Company’s growth, including taking us through our original IPO, every acquisition the company accomplished over that time and building a strong global organization. I am confident that our team is well prepared to support the continued execution of our strategic vision and I appreciate Bob’s commitment to ensuring a smooth transition. Few executives have the opportunity to make such a substantial contribution as Bob has during his tenure with General Cable. We sincerely wish him the best in his retirement.”

“Bob has served as a valued member of the senior leadership team that built General Cable from a North American centric company with a few product lines into a global leader. He enjoys the business and has been my partner in its development. Bob’s interests were not only functional excellence but languages, culture, and economics,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “Bob was keenly interested in corporate governance and project management best practices as well as building and nurturing our intellectual property. All of these efforts helped solidify the strong market position and the growth platform we experience today. We wish him all the best in retirement and look forward to his continued contribution as a trusted advisor to General Cable.”

“I want to thank General Cable for the opportunity to serve as General Counsel for the last twenty-two years. My time at General Cable has been very rewarding, both professionally and personally, as I’ve had the pleasure of working with some of the very best and brightest people in our industry,” commented Robert J. Siverd. “I’m excited about the future and look forward to spending more time with my family and volunteering with non-profit organizations and other social causes.”

Mr. Siverd will continue as the General Counsel of the Company until a successor is in place in order to facilitate an orderly transition of his responsibilities. This transition is expected to be complete in the second half of 2014 with Mr. Siverd available beyond that point on a consultative or project specific basis.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Vice President, Investor Relations